JLS	J L Stephan Co PC Certified Public Accountants	Jerry L. Stephan, CPA John P. Morse, CPA

Exhibit 23.1

January 21, 2004

Tracker Corporation of America
860 Denison Street, Unit 7
Markham, Ontario Canada  L3R 4H1

We have completed our review of the financial statements of Tracker Corporation of America and Subsidiaries as of September 30, 2003, and for the 6 months then ended, for the purpose of obtaining limited assurance that there are no material modifications that should be made to the financial statements in order for them to be in conformity with generally accepted accounting principles

/s/ J.L. Stephan Co., P.C.

J.L. Stephan Co., P.C.

862 East Eighth Street * Traverse City, MI  49686
(231) 941-7600     *     E-mail jstephan@jlspc.com     *     Primary Fax (231) 941-1996     *     Alternate Fax (231) 929-3350